As filed with the Securities and Exchange Commission on October 1, 2026

Registration No. 333-272597

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

under the Securities Act of 1933

NSTS Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-252279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
700 S. Lewis Ave. Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

NSTS Bancorp, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Carissa H. Schoolcraft

NSTS Bancorp, Inc.

700 S. Lewis Ave.

Waukegan, Illinois 60085

(Name and address of agent for service)

(847) 336-4430

(Telephone number, including area code, of agent for service)

With copies to:

Daniel C. McKay, II

Jennifer Durham King

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

(312) 609-7500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1. (this “Amendment”) to the Registration Statement on Form S-8 (File No. 333-272597) filed with the Securities and Exchange Commission on June 12, 2023 (the “Registration Statement”) is being filed by NSTS Bancorp, Inc. (the “Company”) to terminate all offerings under the Registration Statement and to deregister any and all shares of the Company’s common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof.

On October 1, 2026, Brookfield Bancshares, Inc. (“Brookfield”) completed its previously announced acquisition of the Company, pursuant to which the Company merged with and into Brookfield, and the Company’s subsidiary bank, North Shore Trust and Savings (the “Bank”), became a wholly-owned subsidiary of Brookfield and continues to operate under its existing name and federal savings association charger as a subsidiary of Brookfield (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, this Amendment hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Brookfield Bancshares, Inc. (as successor to the Company) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Illinois, on October 1, 2026.

BROOKFIELD BANCSHARES, INC., AS SUCCESSOR BY MERGER TO NSTS BANCORP, INC.

By:	/s/ Phillip Richard
Phillip Richard
Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.